EXHIBIT 21


                        SUBSIDIARIES OF THE COMPANY


          AquaPenn Spring Water Company South, Inc. (Pennsylvania
          Corporation) (Formerly known as Great American Spring Water Ice Company, Inc.)


          Pure American, Inc. (Pennsylvania Corporation) (Formerly S C Acquisition Company, Inc.)


          AquaPenn Spring Water Industries, Inc. (Pennsylvania Corporation)


          The Eight (8) Ounce Company, Inc. (Pennsylvania Corporation)


          IAPSW, Inc. (Delaware Corporation)


          RAPSW, Inc., a wholly owned subsidiary of IAPSW, Inc. (Delaware Corporation)

          Castle Rock Spring Water Company, Inc. (California
          Corporation)